Exhibit (n)(3)

ASHMORE FUNDS

SECOND AMENDED AND RESTATED MULTI-CLASS PLAN

Pursuant to Rule 18f-3 under the Investment Company Act of 1940

September 30, 2011

as amended and restated as of

December 12, 2018

WHEREAS, the Board of Trustees of Ashmore Funds (the “Trust”) has considered the following Second Amended and Restated Multi-Class Plan (the “Plan”) under which the Trust may offer multiple classes of shares of beneficial interest of its now existing and hereafter created series of shares (each a “Fund”) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust (“Independent Trustees”) have found the Plan, including the allocation of expenses described therein, to be in the best interests of each class of shares of the Trust individually and the Trust as a whole;

NOW, THEREFORE, the Trust hereby approves and adopts the following Second Amended and Restated Multi-Class Plan pursuant to Rule 18f-3 under the 1940 Act.

1.	FEATURES OF THE CLASSES

Each Fund of the Trust is authorized to issue from time to time its shares of beneficial interest in four classes of shares: Institutional Class shares, Class A shares, Class C shares and Class T shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust’s prospectus(es) as from time to time in effect (together with the Trust’s statement(s) of additional information as from time to time in effect, the “Prospectus”). Each Fund may offer such classes of shares to such classes of persons as are set forth in the Prospectus.

Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section 4 below; (c) each class shall have separate exchange privileges, as defined in section 5 below; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class.

In addition, Institutional Class, Class A, Class C and Class T shares shall have the features described in Sections 2, 3, 4, 5 and 6 below. These features are subject to change, to the extent permitted by law and by the Amended and Restated Agreement and Declaration of Trust and the Amended and Restated Bylaws of the Trust, each as from time to time may be amended or restated, by action of the Board of Trustees of the Trust.

2.	SALES CHARGE STRUCTURE

(a) Initial Sales Charge. Class A shares of the Funds are offered at a public offering price that is equal to their net asset value plus a sales charge of up to 5.25% of the public offering price. The sales charge on Class A shares is subject to reduction or waiver, as described in the Prospectus and as permitted by Rule 22d-1 under the 1940 Act. For example, each Fund may waive the Class A sales charge for certain categories of investors, including, without limitation, current or retired officers, trustees, directors or employees of the Trust or the Trust’s investment adviser or principal underwriter, and for current registered representatives and other full-time employees of participating brokers.

Class T shares of the Funds are offered at a public offering price that is equal to their net asset value plus a sales charge up to 2.50% of the public offering price. The sales charge reductions for Class T shares based on the amount of a purchase apply on a transaction-by-transaction basis. Unlike Class A shares, Class T shares do not provide for waivers or reductions of the sales charge for certain categories of investors, rights of accumulation, combined purchase privileges, letters of intent for purchasing Class T shares in multiple transactions over time or of multiple Funds or reinstatement privileges. However, Class T shares issued pursuant to the automatic reinvestment of income dividends or capital gains distributions are issued at the net asset value, and not subject to any initial sales charges.

Institutional Class and Class C shares of the Funds are offered at their respective net asset value, without an initial sales charge.

(b) Contingent Deferred Sales Charge. A contingent deferred sales charge (a “CDSC”) may be imposed on Class A or Class C shares under certain circumstances. When shares are redeemed, any shares acquired through the reinvestment of dividends or capital gains distributions will be redeemed first and will not be subject to any CDSC. For the redemption of all other shares, the CDSC will be based on either the shareholder’s original purchase price or the then current net asset value of the shares being sold, whichever is lower. CDSCs will be deducted from the proceeds of the shareholder’s redemption, not from amounts remaining in the shareholder’s account. In determining whether a CDSC is payable, it is assumed that the shareholder will redeem first the lot of shares which will incur the lowest CDSC.

Purchases of Class A shares of each Fund of $1 million or more that are redeemed within eighteen months of their purchase are subject to a CDSC of 1%, except that the CDSC on Class A shares does not apply to an investor purchasing $1 million or more of a Fund’s Class A shares if such investor is otherwise eligible (i.e., without regard to the amount of the purchase) to purchase Class A shares of such Fund without any sales charge. The conditions for such eligibility, which may be revised from time to time, are set forth in the Prospectus.

Class C shares of the Funds are subject to a CDSC of 1% if redeemed within one year after purchase. The applicable CDSC period for Class C shares of a Fund will be set forth in the Prospectus.

As permitted by Rule 6c-10 under the 1940 Act and as described in the Prospectus, the CDSC otherwise applicable to Class A and Class C shares is subject to reduction or waiver in connection with particular classes of transactions provided the conditions in Rule 22d-1 under the 1940 Act are satisfied. The particular classes of transaction to which CDSC reductions or waivers apply, which may be revised from time to time, are set forth in the Prospectus.

Institutional Class and Class T shares are not subject to a CDSC.

3.	SERVICE AND DISTRIBUTION FEES

Service and Distribution Fees. Class A, Class C and Class T shares each pay Ashmore Investment Management (US) Corporation (the “Distributor”) fees for services rendered and expenses borne in connection with personal services rendered to shareholders of the particular class and the maintenance of shareholder accounts (“Service Fees”). Class A, Class C and Class T shares of each Fund pay a Service Fee of up to 0.25% per annum of the average daily net assets of such Fund attributable to such class, as described in the Prospectus. In addition, Class C shares pay the Distributor fees in connection with the distribution of shares of that class (“Distribution Fees”). Class C shares pay a Distribution Fee of up to 0.75% per annum of the average daily net assets of such Fund attributable to such class, as described in the Prospectus. Class A, Class C and Class T Service Fees and Class C Distribution Fees (each “12b-1 Fees”) are paid pursuant to separate plans adopted for each such class pursuant to Rule 12b-1 under the 1940 Act.

The Trust has not adopted a distribution or services plan with respect to Institutional Class shares of the Funds and Institutional Class shares do not pay any Service or Distribution Fees from the Funds’ assets. However, Institutional Class shares may be offered through certain brokers and financial intermediaries (“service agents”) that have established a shareholder servicing relationship with the Trust on behalf of their customers.

Service agents may impose additional or different conditions on the purchase or redemption of Institutional Class, Class A, Class C or Class T shares of the Funds and may charge transaction or account fees. Service agents are responsible for transmitting to their customers a schedule of any such fees and conditions.

4.	ALLOCATION OF INCOME AND EXPENSES

(a) Institutional Class, Class A, Class C and Class T shares pay the expenses, if any, associated with their different distribution and shareholder servicing arrangements. Each class of shares may, at the Trustees’ discretion, also pay a different share of other expenses (together with 12b-1 Fees, “Class Expenses”), not including advisory fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

(b) The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of each Fund. These expenses include:

(1)    Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Corporate Level Expenses”); and

(2)    Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Corporate Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it will be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”).

The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the Independent Trustees determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

5.	EXCHANGE PRIVILEGES

Subject to any limitations or restrictions from time to time set forth in the Prospectus, shareholders may exchange shares of Institutional Class, Class A or Class C of a Fund at net asset value (subject to any applicable redemption fees), without the imposition of any sales charge or CDSC, for shares of the same class offered by another Fund of the Trust, provided that the exchange is made in states where the securities being acquired are properly registered. Class T shares of a Fund are not eligible for exchanges for shares of Class T offered by another Fund of the Trust.

With respect to Class A and Class C shares subject to a CDSC, if less than all of an investment is exchanged out of a Fund, any portion of the investment exchanged will be from the lot of shares which would incur the lowest CDSC if such shares were being redeemed rather than exchanged.

Except as otherwise disclosed in the relevant Prospectus, subject to Section 2(b) hereof, shares of a Fund that are received in an exchange for shares of another Fund will be subject to a CDSC to the same extent as the shares exchanged. For example, Class C shares received in exchange for Class C shares with a different CDSC period will have the same CDSC period as the shares exchanged (i.e., the remaining CDSC period for the shares that are exchanged will carry forward to the shares received in the exchange).

In addition, Institutional Class, Class A or Class C shares of a Fund may be exchanged for Class A or Institutional Class shares (as applicable) of the same Fund (an “intra-Fund exchange”), if and to the extent an applicable intra-Fund exchange privilege is disclosed in the Prospectus and subject to the eligibility requirements and other terms and conditions (including the imposition or waiver of any sales charge or CDSC) set forth in the Prospectus, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange. Class T shares of a Fund may not be exchanged for another class of shares of the same Fund.

6.	CONVERSION FEATURES

Effective on or about December 12, 2018 (the “Class C Conversion Date”), all Class C shares of a Fund that were purchased 10 years or more prior to the Class C Conversion Date will automatically convert to Class A shares of the same Fund. After the Class C Conversion Date, all Class C shares of a Fund will automatically convert to Class A shares of the same Fund on or about the first business day of the month following the ten-year anniversary of purchase. Such conversions will be effected on the basis of the relative net asset values of the Class C and Class A shares involved in the conversion. When Class C shares convert, any other Class C shares that were acquired by the shareholder by the reinvestment of dividends or distributions will also convert to Class A shares. The conversions described in this paragraph shall be subject to any limitations or restrictions from time to time set forth in the Prospectus, which shall, to the extent applicable, set forth the methodology that will be used to determine the identity of beneficial owners and holding periods with respect to Class C shares.

There are currently no other automatic conversion features among the classes of shares of the Funds.

7.	DIVIDENDS/DISTRIBUTIONS

Each Fund pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains as described in the Prospectus.

All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate or, at the election of the shareholder and to the extent permitted by the Prospectus, of another Fund of the Trust, in each case at the net asset value of such class of such Fund (with no sales charges), unless the shareholder elects to receive cash. Dividends paid by each Fund are calculated in the same manner and at the same time with respect to each class.

8.	WAIVER OR REIMBURSEMENT OF EXPENSES

Expenses may be waived or reimbursed by any adviser, sub-adviser, principal underwriter, or other provider of services to the Trust without the prior approval of the Trust’s Trustees.

9.	REDEMPTION FEES

Each Fund may (but is not required to) impose a redemption fee (“Redemption Fee”) on redemptions and/or exchanges of the Fund’s shares. The Redemption Fee may be charged in an amount of up to 2% of the net asset value of the shares redeemed or exchanged, or such greater amount as may be permitted by applicable law. The Redemption Fee may be imposed on only certain types of redemptions and exchanges, such as redemptions and exchanges occurring within a certain time period of the acquisition of the relevant shares, and may be waived or reduced in certain circumstances as disclosed in the Prospectus. The Trustees are not required to impose the Redemption Fee on all Funds or on any Fund. Similarly, the rate of any Redemption Fee may differ from Fund to Fund.

Amounts paid pursuant to the Redemption Fee will be paid to the relevant Fund and, unless otherwise approved by the Trustees, will be allocated among the Fund’s share classes in the same manner as the Fund allocates income.

10.	EFFECTIVENESS OF PLAN

This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees. When this Plan takes effect, it shall supersede any previous plans of the Trust adopted pursuant to Rule 18f-3 under the 1940 Act.

11.	MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof in section 10 above.

12.	LIMITATION OF LIABILITY

The Trustees and officers of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such rights or claims, and not to any Trustee, officer or shareholder.